Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR SECOND QUARTER 2013

Declares $0.05 Quarterly Cash Dividend on Common Shares

ALISO VIEJO, CA — August 5, 2013 — Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the second quarter ended June 30, 2013.

Second Quarter 2013 Operational Results (as compared to Second Quarter 2012) (1):

•                  Adjusted Comparable Hotel RevPAR increased 2.6% to $156.78.

•                  Adjusted Comparable Hotel RevPAR increased 3.3% to $154.05 (excluding the following hotels in which significant renovations were underway and completed during the second quarter: Hilton Times Square, Hyatt Chicago Magnificent Mile, Hyatt Regency Newport Beach and Renaissance Westchester (collectively, the “Four Hotels”)).

•                  Comparable Hotel EBITDA Margins increased 10 basis points to 33.1%.

•                  Comparable Hotel EBITDA Margins excluding the Four Hotels increased 80 basis points to 34.7%.

•                  Adjusted EBITDA decreased 1.2% to $70.3 million.

•                  Adjusted FFO per diluted share decreased 14.3% to $0.30.

•                  Income available to common stockholders was $15.1 million (vs. $4.1 million in 2012).

•                  Income available to common stockholders per diluted share was $0.09 (vs. $0.03 in 2012).

“Our second quarter performance was generally in-line with our expectations, as operational efficiencies offset modest top-line growth.  Specifically, while our same store RevPAR grew at a moderate 2.6% year-over-year pace - primarily as a result of recently completed renovations and isolated softness in corporate group business during the second quarter - solid expense controls helped drive our Adjusted EBITDA and Adjusted FFO to the high-end of our second quarter guidance range,” said Ken Cruse, Chief Executive Officer. “Our group booking activity was strong in the second quarter, with same-store group bookings increasing more than 20% over the second quarter 2012.  As a result, our current-year group pace is now the strongest it has been over the past five years, and our 2014 group pace implies continued growth.   Additionally, with our major 2013 renovations now complete, we expect strong EBITDA contributions from our recently repositioned hotels.  As demand for lodging builds and the profit potential of our portfolio continues to improve, we expect our RevPAR and earnings growth to accelerate.”

Mr. Cruse continued, “Improving the quality and scale of our portfolio while gradually deleveraging our balance sheet has been and remains our core objective.  We’ve made significant progress against this objective over the past several years.  Sunstone’s balance sheet is now solid, our operational cash flows continue to improve, and our outlook for 2014 and beyond has improved.  In light of these factors, we are pleased to announce the reinstitution of a well-supported, quarterly cash dividend on our common shares.”

(1)         Adjusted Comparable Hotel RevPAR, Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 27 Hotel Portfolio, which includes all hotels held for investment by the Company as of June 30, 2013, and also includes prior ownership results as applicable in 2013 and 2012 for the Hilton New Orleans St. Charles acquired by the Company in May 2013, along with prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired by the Company in June 2012, and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company in July 2012. Adjusted Comparable Hotel RevPar includes the effects of converting the operating statistics for the Company’s ten Marriott-managed hotels from a 13-period basis as reported in 2012 to a standard 12-month calendar basis. Comparable Hotel EBITDA Margin information excludes prior year net property tax adjustments.

SELECTED FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Total Revenue	$234.6	$212.8	10.2%	$429.6	$391.1	9.8%
Adjusted Comparable Hotel RevPAR	$156.78	$152.84	2.6%	$141.05	$138.23	2.0%
Comparable Hotel RevPAR	$156.78	$153.40	2.2%	$141.05	$138.10	2.1%
Comparable Hotel Occupancy	83.0%	83.8%	(80) bps	78.7%	79.8%	(110) bps
Comparable Hotel ADR	$188.89	$183.05	3.2%	$179.22	$173.06	3.6%

Comparable Hotel EBITDA Margin	33.1%	33.0%	10 bps	28.7%	28.7%	—

Net income (loss)	$20.0	$11.9		$48.9	$(1.1)
Income available (loss attributable) to common stockholders	$15.1	$4.1		$32.7	$(16.9)
Income available (loss attributable) to common stockholders per diluted share	$0.09	$0.03		$0.21	$(0.14)
EBITDA	$67.9	$67.4		$153.2	$109.1
Adjusted EBITDA	$70.3	$71.1		$108.7	$114.3
FFO	$47.2	$38.7		$46.6	$51.6
Adjusted FFO	$48.7	$42.1		$62.7	$55.8
FFO per diluted share	$0.29	$0.32		$0.30	$0.43
Adjusted FFO per diluted share	$0.30	$0.35		$0.40	$0.47

Disclosure regarding the non-GAAP financial measures in this release is included on page 5. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 9 through 13 of this release.

The Company’s actual results for the quarter ended June 30, 2013 compare to its guidance provided on May 6, 2013 as follows:

Metric	Quarter Ended June 30, 2013 Guidance	Quarter Ended June 30, 2013 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Adjusted Comparable Hotel RevPAR	+2.5% - 4.5%	2.6%	(0.90)%
Net Income ($ millions)	$18 - $20	$20	$1
Adjusted EBITDA ($ millions)	$69 - $71	$70	$0
Adjusted FFO ($ millions)	$47 - $49	$49	$1
Adjusted FFO per diluted share	$0.29 - $0.30	$0.30	$0.005
Diluted Weighted Average Shares Outstanding	161,500,000	161,228,000	(272,000)

Acquisitions Update

On July 2, 2013, the Company completed its previously announced acquisition of the 1,053-room Boston Park Plaza hotel for a contractual purchase price of $250.0 million (or approximately $237,400/key). During the Company’s 2013 ownership period, the Boston Park Plaza is expected to generate between $8.0 million and $9.5 million of hotel Adjusted EBITDA and between $6.5 million and $8.0 million of hotel net operating income. The acquisition was structured as a tax-deferred exchange and was funded with a combination of the proceeds received from the sale of the Company’s Rochester Portfolio in January 2013, cash on hand and the assumption of a $119.2 million non-recourse loan secured by the hotel with a fixed interest rate of 4.402% and a maturity date in February 2018.

Balance Sheet/Liquidity Update

On May 31, 2013, the Company redeemed all 4,102,564 shares of its Series C preferred stock for an aggregate redemption price of $101.1 million, including $1.1 million in accrued dividends. The Company redeemed the Series C preferred shares using cash received from its February 2013 common stock offering. After the redemption date, the Company has no outstanding shares of Series C preferred stock, and all rights of the holders of such shares were terminated.

As of June 30, 2013, the Company had approximately $272.2 million of cash and cash equivalents, including restricted cash of $76.7 million and $72.3 million held by the accommodator to facilitate the tax-deferred exchange noted above.  Adjusting for the funds used to purchase the Boston Park Plaza, the Company’s pro forma cash balance as of June 30, 2013 was approximately $141.4 million of cash and cash equivalents, including restricted cash of $76.7 million.

As of June 30, 2013, the Company had total assets of $3.1 billion, including $2.7 billion of net investments in hotel properties, total consolidated debt of $1.3 billion and stockholders’ equity of $1.6 billion.

Capital Improvements

The Company invested $31.9 million into capital improvements of its portfolio during the second quarter of 2013.

The Company began renovating several of its hotels in the fourth quarter 2012 and continued these renovations during the first and second quarters of 2013. The Company incurred approximately $2.4 million of revenue disruption during the second quarter 2013. Significant renovations in process and completed during the second quarter 2013 include:

•                  Hilton Times Square:  The Company invested approximately $15.0 million to fully renovate all guestrooms, guest bathrooms and corridors of the 460-room Hilton Times Square. The renovation commenced in January 2013 and was completed in the second quarter.

•                  Hyatt Chicago Magnificent Mile:  The Company invested approximately $25.0 million in a complete renovation and repositioning of the 417-room Hyatt Chicago Magnificent Mile. The complete renovation included all public spaces and guestrooms/bathrooms. The renovation commenced during the fourth quarter 2012 and was completed in the second quarter.

•                  Hyatt Regency Newport Beach:  The Company invested approximately $12.0 million to renovate all guestrooms and recreation facilities, as well as certain public spaces of the 403-room Hyatt Regency Newport Beach. The renovation commenced during the fourth quarter 2012 and was completed in the second quarter.

•                  Renaissance Westchester:  The Company invested approximately $12.0 million to renovate all guestrooms and public spaces of the 347-room Renaissance Westchester. The renovation commenced during the fourth quarter 2012 and was completed in the second quarter.

2013 Outlook

The Company is providing guidance at this time, but does not undertake to make updates for any developments in its business or changes in the operating environment. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission.  The Company’s guidance does not take into account the impact of any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, prior-year property tax assessments and/or credits, debt repurchases or unannounced financings during 2013.

For the third quarter of 2013, the Company expects:

Metric	Quarter Ended September 30, 2013 Guidance
Adjusted Comparable Hotel RevPAR	+5.0% - 7.0%
Net Income ($ millions)	$14 - $17
Adjusted EBITDA ($ millions)	$66 - $69
Adjusted FFO ($ millions)	$44 - $47
Adjusted FFO per diluted share	$0.27 - $0.29
Diluted Weighted Average Shares Outstanding	161,500,000

For the full year 2013, the Company expects:

Metric	Prior 2013 FY Guidance (1)	Current 2013 FY Guidance	Change to Prior 2013 FY Guidance Midpoint
Adjusted Comparable Hotel RevPAR	+3.0% - 5.0%	+3.0% - 5.0%	—
Net Income ($ millions)	$68 - $82	$70 - $80	—
Adjusted EBITDA ($ millions)	$233 - $247	$235 - $245	—
Adjusted FFO ($ millions)	$142 - $156	$144 - $154	—
Adjusted FFO per diluted share	$0.90 - $0.98	$0.91 - $0.97	—
Diluted Weighted Average Shares Outstanding	159,100,000	159,100,000	—

(1)   Reflects guidance presented on May 6, 2013.

Third quarter and full year 2013 guidance is based in part on the following assumptions:

•                  Announced transactions are included as of their actual closing date.

•                  Series A preferred stock redemption — March 1, 2013.

•                  Hilton New Orleans St. Charles — May 1, 2013.

•                  Series C preferred stock redemption — May 31, 2013.

•                  Boston Park Plaza — July 2, 2013.

•                  Full year capital investment of $110.0 million to $120.0 million.

•                  Hotel revenue disruption of approximately $10.0 million related to renovation projects completed during the first and second quarters — no renovation-related displacement is assumed during the remainder of 2013.

•                  Full year renovation-related hotel RevPAR disruption of approximately 100 to 125 basis points.

•                  Full year comparable hotel EBITDA margin expansion of approximately 25 to 100 basis points.

•                  Full year and third quarter Adjusted Comparable Hotel RevPAR and comparable hotel EBITDA margins exclude the Boston Park Plaza due to the addition of 12 rooms in September 2012, and an additional 100 rooms in January 2013.

•                  Full year corporate overhead expense (excluding stock amortization and one-time expenses related to future acquisition closing costs) of approximately $20.0 million to $21.0 million.

•                  Full year interest expense of approximately $72.0 million to $74.0 million, including $3.0 million in amortization of deferred financing fees.

•                  Full year preferred dividends of approximately $15.0 million for the Series D cumulative redeemable preferred stock, the Series A cumulative redeemable preferred stock through the March 1, 2013 redemption date and the Series C preferred stock through the May 31, 2013 redemption date.

Dividend Update

On August 2, 2013, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable to its common stockholders. The Company’s Board of Directors also declared a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on or before October 15, 2013 to common and preferred stockholders of record on September 30, 2013.

Subject to certain limitations, the Company intends to make dividends on its stock in amounts equivalent to 100% of its annual taxable income.  The Company expects to apply the majority of its remaining net operating loss carryforwards to reduce its taxable income in respect of 2013, which will reduce the level of common stock dividends declared for 2013. The level of any future dividends will be determined by the Company’s Board of Directors after considering taxable income projections, expected capital requirements, risks affecting the Company’s business and in context of the Company’s leverage-reduction initiatives.  As a result, any future common stock dividends may be comprised of cash only, or a combination of cash and stock, consistent with Internal Revenue Service guidelines.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company undertakes no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss second quarter 2013 on August 6, 2013, at 12:00 p.m. Eastern (9:00 a.m. Pacific). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-877-941-0843 (for domestic callers) or 1-480-629-9866 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of August 5, 2013 has interests in 28 hotels comprised of 12,939 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline.  Our goal is to improve the quality and scale of our portfolio while gradually deleveraging our balance sheet. As demand for lodging generally fluctuates with the overall economy (we refer to these changes in demand as the lodging cycle), we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•                  Proactive portfolio management;

•                  Intensive asset management;

•                  Disciplined external growth; and

•                  Measured balance sheet improvement.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks, which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of August 5, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO (as defined below); and comparable hotel EBITDA and comparable hotel EBITDA margin. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, comparable hotel EBITDA and comparable hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. We believe the use of FFO facilitates comparisons between us and other lodging REITs.

We also present Adjusted FFO when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO:

•                  Amortization of favorable and unfavorable contracts: we exclude the non-cash amortization of the favorable management contract asset and the unfavorable tenant lease liability recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable tenant lease asset recorded in conjunction with our acquisition of the Hilton New Orleans St. Charles. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•                  Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•                  Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•                  Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•                  Consolidated partnership adjustments: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•                  Cumulative effect of a change in accounting principle: infrequently, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•                  Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO is not consistent with reflecting the ongoing performance of our remaining assets.

•                  Other adjustments: we exclude other adjustments such as lawsuit settlement costs (or the reversal of these costs), prior year property tax assessments and/or credits, management company transition costs, and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile. We also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO, we also exclude the non-cash gains or losses on our derivatives, as well as the original issuance costs associated with the redemption of preferred stock and any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting comparable hotel EBITDA and hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of comparable hotel EBITDA results in a more accurate presentation of hotel EBITDA margins of the Company’s 27 comparable hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance. Our 27 comparable hotels include all hotels held for investment as of June 30, 2013, and also include prior ownership results as applicable in 2012 and 2013 for the Hilton New Orleans St. Charles acquired in May 2013, along with prior ownership results as applicable in 2012 for the Hyatt Chicago Magnificent Mile acquired in June 2012 and the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired in July 2012.

Reconciliations of net income (loss) to EBITDA, Adjusted EBITDA, FFO and Adjusted FFO are set forth on page 9.  Reconciliations and the components of comparable hotel EBITDA and comparable hotel EBITDA margin are set forth on pages 12 and 13.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$123,217	$157,217
Cash proceeds held by accommodator	72,287	—
Restricted cash	76,711	78,394
Accounts receivable, net	34,463	27,498
Inventories	1,200	1,377
Prepaid expenses	6,280	10,739
Assets held for sale, net	—	132,335
Total current assets	314,158	407,560

Investment in hotel properties, net	2,740,949	2,681,877
Deferred financing fees, net	10,453	11,931
Goodwill	9,405	9,405
Other assets, net	42,191	25,902

Total assets	$3,117,156	$3,136,675

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$24,156	$22,646
Accrued payroll and employee benefits	22,417	26,738
Dividends payable	2,300	7,437
Other current liabilities	33,356	30,963
Current portion of notes payable	20,571	76,723
Notes payable of assets held for sale	—	27,270
Liabilities of assets held for sale	—	8,228
Total current liabilities	102,800	200,005

Notes payable, less current portion	1,275,626	1,286,666
Capital lease obligations, less current portion	15,603	15,621
Other liabilities	38,955	15,070
Total liabilities	1,432,984	1,517,362

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, zero shares issued and outstanding at June 30, 2013 and 4,102,564 shares issued and outstanding at December 31, 2012, liquidation preference of $24.375 per share	—	100,000

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series A Cumulative Redeemable Preferred Stock, zero shares issued and outstanding at June 30, 2013 and 7,050,000 shares issued and outstanding at December 31, 2012, stated at liquidation preference of $25.00 per share	—	176,250
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at June 30, 2013 and December 31, 2012, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 160,855,950 shares issued and outstanding at June 30, 2013 and 135,237,438 shares issued and outstanding at December 31, 2012	1,609	1,352
Additional paid in capital	1,795,295	1,493,397
Retained earnings	205,788	158,376
Cumulative dividends	(489,558)	(475,144)
Accumulated other comprehensive loss	—	(5,335)
Total stockholders’ equity	1,628,134	1,463,896
Non-controlling interest in consolidated joint ventures	56,038	55,417
Total equity	1,684,172	1,519,313

Total liabilities and equity	$3,117,156	$3,136,675

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues
Room	$168,260	$148,302	$300,883	$267,924
Food and beverage	52,842	52,168	102,470	99,003
Other operating	13,536	12,372	26,206	24,149
Total revenues	234,638	212,842	429,559	391,076
Operating expenses
Room	40,537	35,521	77,991	68,956
Food and beverage	35,058	34,032	70,154	66,882
Other operating	3,887	3,729	8,129	7,624
Advertising and promotion	11,240	10,193	22,505	20,094
Repairs and maintenance	8,275	7,593	16,649	15,076
Utilities	6,129	5,892	12,312	11,897
Franchise costs	8,771	7,493	15,249	13,464
Property tax, ground lease and insurance	19,297	17,284	37,765	32,837
Property general and administrative	25,288	23,611	48,894	45,521
Corporate overhead	7,359	7,575	13,530	12,773
Depreciation and amortization	32,175	31,305	66,191	62,187
Total operating expenses	198,016	184,228	389,369	357,311
Operating income	36,622	28,614	40,190	33,765
Interest and other income	788	74	1,351	137
Interest expense	(17,272)	(19,429)	(34,686)	(38,788)
Loss on extinguishment of debt	—	—	(44)	(191)
Income (loss) before income taxes and discontinued operations	20,138	9,259	6,811	(5,077)
Income tax provision	(129)	—	(6,286)	—
Income (loss) from continuing operations	20,009	9,259	525	(5,077)
Income from discontinued operations	—	2,596	48,410	3,964
Net income (loss)	20,009	11,855	48,935	(1,113)
Income from consolidated joint venture attributable to non-controlling interest	(1,226)	(307)	(1,523)	(867)
Distributions to non-controlling interest	(8)	(8)	(16)	(16)
Preferred stock dividends and redemption charge	(3,510)	(7,437)	(14,413)	(14,874)
Undistributed income allocated to unvested restricted stock compensation	(126)	(47)	(264)	—
Income available (loss attributable) to common stockholders	$15,139	$4,056	$32,719	$(16,870)

Basic and diluted per share amounts:
Income (loss) from continuing operations available (attributable) to common stockholders	$0.09	$0.01	$(0.10)	$(0.18)
Income from discontinued operations	—	0.02	0.31	0.04
Basic and diluted income available (loss attributable) to common stockholders per common share	$0.09	$0.03	$0.21	$(0.14)

Basic and diluted weighted average common shares outstanding:	160,843	120,029	155,987	118,728

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$20,009	$11,855	$48,935	$(1,113)
Operations held for investment:
Depreciation and amortization	32,175	31,305	66,191	62,187
Amortization of lease intangibles	1,028	1,028	2,056	2,056
Interest expense	17,272	19,429	34,686	38,788
Income tax provision	129	—	6,286	—
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(1,226)	(307)	(1,523)	(867)
Depreciation and amortization	(903)	(1,420)	(2,338)	(2,839)
Interest expense	(592)	(623)	(1,169)	(1,250)
Discontinued operations:
Depreciation and amortization	—	3,983	—	7,857
Amortization of lease intangibles	—	7	—	14
Interest expense	—	2,127	99	4,271
EBITDA	67,892	67,384	153,223	109,104

Operations held for investment:
Amortization of deferred stock compensation	1,241	896	2,316	1,842
Amortization of favorable and unfavorable contracts, net	115	—	229	—
Non-cash straightline lease expense	342	693	1,035	1,389
Capital lease obligation interest - cash ground rent	(351)	(117)	(702)	(117)
Gain on sale of assets	(5)	—	(5)	(11)
Loss on extinguishment of debt	—	—	44	191
Closing costs - completed acquisitions	690	1,339	837	1,375
Lawsuit settlement costs, net	358	255	358	158
Prior year property tax assessments, net	106	1,061	106	1,061
Non-controlling interests:
Non-cash straightline lease expense	(112)	(113)	(225)	(226)
Prior year property tax assessments	—	(265)	—	(265)
Discontinued operations:
Gain on sale of assets	—	—	(51,620)	(177)
Loss on extinguishment of debt	—	—	3,115	—
Lawsuit settlement costs reversal	—	—	—	(48)
	2,384	3,749	(44,512)	5,172

Adjusted EBITDA	$70,276	$71,133	$108,711	$114,276

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO

Net income (loss)	$20,009	$11,855	$48,935	$(1,113)
Preferred stock dividends and redemption charge	(3,510)	(7,437)	(14,413)	(14,874)
Operations held for investment:
Real estate depreciation and amortization	31,831	31,006	65,503	61,581
Amortization of lease intangibles	1,028	1,028	2,056	2,056
Gain on sale of assets	(5)	—	(5)	(11)
Non-controlling interests:
Income from consolidated joint venture attributable to non-controlling interest	(1,226)	(307)	(1,523)	(867)
Real estate depreciation and amortization	(903)	(1,420)	(2,338)	(2,839)
Discontinued operations:
Real estate depreciation and amortization	—	3,983	—	7,857
Amortization of lease intangibles	—	7	—	14
Gain on sale of assets	—	—	(51,620)	(177)
FFO	47,224	38,715	46,595	51,627

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	115	—	229	—
Non-cash straightline lease expense	342	693	1,035	1,389
Write-off of deferred financing fees	—	3	—	3
Non-cash interest related to (gain) loss on derivatives, net	(260)	423	(417)	499
Loss on extinguishment of debt	—	—	44	191
Closing costs - completed acquisitions	690	1,339	837	1,375
Lawsuit settlement costs, net	358	255	358	158
Prior year property tax assessments, net	106	1,061	106	1,061
Income tax provision	129	—	6,286	—
Preferred stock redemption charge	130	—	4,771	—
Non-controlling interests:
Non-cash straightline lease expense	(112)	(113)	(225)	(226)
Non-cash interest related to loss on derivative	(1)	—	(1)	(1)
Prior year property tax assessments	—	(265)	—	(265)
Discontinued operations:
Loss on extinguishment of debt	—	—	3,115	—
Lawsuit settlement costs reversal	—	—	—	(48)
	1,497	3,396	16,138	4,136

Adjusted FFO	$48,721	$42,111	$62,733	$55,763

FFO per diluted share	$0.29	$0.32	$0.30	$0.43

Adjusted FFO per diluted share	$0.30	$0.35	$0.40	$0.47

Basic weighted average shares outstanding	160,843	120,029	155,987	118,728
Shares associated with unvested restricted stock awards	385	228	344	191
Diluted weighted average shares outstanding	161,228	120,257	156,331	118,919

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Third Quarter 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	September 30, 2013
	Low	High

Net income	$14,300	$17,300
Depreciation and amortization	34,000	34,000
Amortization of lease intangibles	1,100	1,100
Interest expense	18,000	18,000
Non-controlling interests	(2,900)	(2,900)
Amortization of deferred stock compensation	1,200	1,200
Capital lease obligation interest - cash ground rent	(400)	(400)
Non-cash straightline lease expense	700	700
Adjusted EBITDA	$66,000	$69,000

Reconciliation of Net Income to Adjusted FFO

Net income	$14,300	$17,300
Preferred stock dividends	(2,300)	(2,300)
Real estate depreciation and amortization	33,000	33,000
Non-controlling interests	(2,400)	(2,400)
Amortization of lease intangibles	1,100	1,100
Non-cash straightline lease expense	700	700
Adjusted FFO	$44,400	$47,400

Adjusted FFO per diluted share	$0.27	$0.29

Diluted weighted average shares outstanding	161,500	161,500

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2013

(Unaudited and in thousands except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2013
	Low	High

Net income	$70,400	$80,400
Depreciation and amortization	135,000	135,000
Amortization of lease intangibles	4,000	4,000
Interest expense	72,700	72,700
Non-controlling interests	(11,000)	(11,000)
Amortization of deferred stock compensation	4,700	4,700
Income tax provision	6,300	6,300
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,100	3,100
Adjusted EBITDA	$235,000	$245,000

Reconciliation of Net Income to Adjusted FFO

Net income	$70,400	$80,400
Preferred stock dividends	(15,000)	(15,000)
Real estate depreciation and amortization	133,000	133,000
Non-controlling interests	(8,800)	(8,800)
Amortization of lease intangibles	4,000	4,000
Income tax provision	6,300	6,300
Non-cash straightline lease expense	2,800	2,800
Gain on sale of assets	(51,600)	(51,600)
Loss on extinguishment of debt	3,100	3,100
Adjusted FFO	$144,200	$154,200

Adjusted FFO per diluted share	$0.91	$0.97

Diluted weighted average shares outstanding	159,100	159,100

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Actual (1)	Prior Ownership Adjustments (2)	Comparable (3)	Actual (4)	Prior Ownership Adjustments (5)	Comparable (6)
Number of Hotels	27		27	25	2	27
Number of Rooms	11,886		11,886	11,279	607	11,886

Hotel EBITDA Margin (7)	33.0%	46.6%	33.0%	32.6%	37.7%	32.9%
Hotel EBITDA Margin adjusted for prior year property tax (8)	33.0%		33.1%	32.7%		33.0%

Hotel Revenues
Room revenue	$168,260	$1,254	$169,514	$148,302	$11,967	$160,269
Food and beverage revenue	52,842	12	52,854	52,168	1,203	53,371
Other operating revenue	11,848	80	11,928	10,827	674	11,501
Total Hotel Revenues	232,950	1,346	234,296	211,297	13,844	225,141

Hotel Expenses
Room expense	40,537	206	40,743	35,521	2,594	38,115
Food and beverage expense	35,058	7	35,065	34,032	708	34,740
Other hotel expense	56,548	375	56,923	50,547	4,064	54,611
General and administrative expense	24,034	131	24,165	22,283	1,258	23,541
Total Hotel Expenses	156,177	719	156,896	142,383	8,624	151,007

Hotel EBITDA	76,773	627	77,400	68,914	5,220	74,134
Prior year property tax	106	—	106	149	—	149
Hotel EBITDA adjusted for prior year property tax	76,879	627	77,506	69,063	5,220	74,283

Non-hotel operating income	517	—	517	399	—	399
Amortization of lease intangibles	(1,028)	—	(1,028)	(1,028)	—	(1,028)
Amortization of favorable and unfavorable contracts, net	(115)	—	(115)	—	—	—
Non-cash straightline lease expense	(342)	—	(342)	(693)	—	(693)
Capital lease obligation interest - cash ground rent	351	—	351	117	234	351
Management company transition costs	—	—	—	(215)	—	(215)
Prior year property tax	(106)	—	(106)	(149)	—	(149)
Corporate overhead	(7,359)	—	(7,359)	(7,575)	—	(7,575)
Depreciation and amortization	(32,175)	(179)	(32,354)	(31,305)	(3,007)	(34,312)
Operating Income	36,622	448	37,070	28,614	2,447	31,061

Interest and other income	788	—	788	74	—	74
Interest expense	(17,272)	—	(17,272)	(19,429)	(234)	(19,663)
Income tax provision	(129)	—	(129)	—	—	—
Income from discontinued operations	—	—	—	2,596	—	2,596
Net Income	$20,009	$448	$20,457	$11,855	$2,213	$14,068

(1)	Actual represents the Company’s ownership results for the 27 hotels held for investment as of June 30, 2013.
(2)

Prior Ownership Adjustments represent prior ownership results for the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, along with the Company’s pro forma adjustment for depreciation expense.

(3)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustment for depreciation expense as applicable for the 27 hotels held for investment as of June 30, 2013.

(4)

Actual represents the Company’s ownership results for the 25 hotels held for investment as of June 30, 2012. The room count has been adjusted to include four rooms added by the Hyatt Regency Newport Beach during the second quarter of 2013.

(5)

Prior Ownership Adjustments represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012, the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012 and the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, along with the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense.

(6)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense as applicable for the 27 hotels held for investment as of June 30, 2013.

(7)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.
(8)

Hotel EBITDA Margin for both the three months ended June 30, 2013 and 2012 includes additional expense of $0.1 million related to prior year property tax assessments. Without these prior year property taxes, Comparable Hotel EBITDA margin for the three months ended June 30, 2013 and 2012 would have been 33.1% and 33.0%, respectively.

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA and Margins

(Unaudited and in thousands except hotels and rooms)

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Actual (1)	Prior Ownership Adjustments (2)	Comparable (3)	Actual (4)	Prior Ownership Adjustments (5)	Comparable (6)
Number of Hotels	27		27	25	2	27
Number of Rooms	11,886		11,886	11,279	607	11,886

Hotel EBITDA Margin (7)	28.6%	41.0%	28.7%	28.8%	26.9%	28.7%
Hotel EBITDA Margin adjusted for prior year property tax (8)	28.6%		28.7%	28.8%		28.7%

Hotel Revenues
Room revenue	$300,883	$4,642	$305,525	$267,924	$20,740	$288,664
Food and beverage revenue	102,470	77	102,547	99,003	2,179	101,182
Other operating revenue	23,030	306	23,336	21,221	1,421	22,642
Total Hotel Revenues	426,383	5,025	431,408	388,148	24,340	412,488

Hotel Expenses
Room expense	77,991	865	78,856	68,956	5,074	74,030
Food and beverage expense	70,154	48	70,202	66,882	1,410	68,292
Other hotel expense	110,166	1,582	111,748	97,606	8,866	106,472
General and administrative expense	46,292	468	46,760	42,742	2,437	45,179
Total Hotel Expenses	304,603	2,963	307,566	276,186	17,787	293,973

Hotel EBITDA	121,780	2,062	123,842	111,962	6,553	118,515
Prior year property tax	106	—	106	(56)	—	(56)
Hotel EBITDA adjusted for prior year property tax	121,886	2,062	123,948	111,906	6,553	118,459

Non-hotel operating income	749	—	749	700	—	700
Amortization of lease intangibles	(2,056)	—	(2,056)	(2,056)	—	(2,056)
Amortization of favorable and unfavorable contracts, net	(229)	—	(229)	—	—	—
Non-cash straightline lease expense	(1,035)	—	(1,035)	(1,389)	—	(1,389)
Capital lease obligation interest - cash ground rent	702	—	702	117	585	702
Management company transition costs	—	—	—	(609)	—	(609)
Prior year property tax	(106)	—	(106)	56	—	56
Corporate overhead	(13,530)	—	(13,530)	(12,773)	—	(12,773)
Depreciation and amortization	(66,191)	(714)	(66,905)	(62,187)	(6,601)	(68,788)
Operating Income	40,190	1,348	41,538	33,765	537	34,302

Interest and other income	1,351	—	1,351	137	—	137
Interest expense	(34,686)	—	(34,686)	(38,788)	(585)	(39,373)
Loss on extinguishment of debt	(44)	—	(44)	(191)	—	(191)
Income tax provision	(6,286)	—	(6,286)	—	—	—
Income from discontinued operations	48,410	—	48,410	3,964	—	3,964
Net Income (Loss)	$48,935	$1,348	$50,283	$(1,113)	$(48)	$(1,161)

(1)	Actual represents the Company’s ownership results for the 27 hotels held for investment as of June 30, 2013.
(2)

Prior Ownership Adjustments represent prior ownership results for the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, along with the Company’s pro forma adjustment for depreciation expense.

(3)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustment for depreciation expense as applicable for the 27 hotels held for investment as of June 30, 2013.

(4)

Actual represents the Company’s ownership results for the 25 hotels held for investment as of June 30, 2012. The room count has been adjusted to include four rooms added by the Hyatt Regency Newport Beach during the second quarter of 2013.

(5)

Prior Ownership Adjustments represent prior ownership results for the Hyatt Chicago Magnificent Mile acquired by the Company on June 4, 2012, the Hilton Garden Inn Chicago Downtown/Magnificent Mile acquired by the Company on July 19, 2012 and the Hilton New Orleans St. Charles acquired by the Company on May 1, 2013, along with the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense.

(6)

Comparable represents the Company’s ownership results, prior ownership results and the Company’s pro forma adjustments for capital lease obligation interest and depreciation expense as applicable for the 27 hotels held for investment as of June 30, 2013.

(7)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.
(8)

Hotel EBITDA Margin for the six months ended June 30, 2013 includes the additional expense of $0.1 million in prior year property tax assessments, whereas hotel EBITDA Margin for the six months ended June 30, 2012 includes the additional benefit of $0.1 million in prior year property tax credits. Without these prior year property taxes, Comparable Hotel EBITDA margin for both the six months ended June 30, 2013 and 2012 would have been 28.7%.